EX-99.4j
                                                Jackson National Life
                                                Insurance Company
2900 Westchester Avenue                         of New York  [graphic omitted]
Purchase, New York  10577                       A Stock Company
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                     20% FREE WITHDRAWAL BENEFIT ENDORSEMENT


This endorsement is made a part of the contract to which it is attached and is effective on the Issue Date. To the extent any provisions contained in this endorsement are contrary to or inconsistent with those of the contract to which it is attached, the provisions of this endorsement will control. The benefits described in this endorsement will cease upon termination of the contract. This 20% Free Withdrawal Benefit may only be elected prior to the Issue Date. The contract is amended as follows:


1. The CONTRACT DATA PAGE is amended by the addition of the following:

The following language is added:


   "20% Free Withdrawal   On an annual basis, this charge equals 0.30% of the
   Benefit Charge:        daily net asset value of the Portfolios."

2. Item "e)" in the third paragraph of the INTEREST RATE ADJUSTMENT provision is deleted and replaced with the following:

"e)  amounts withdrawn under the Free Withdrawal provision;"

3.  The FREE WITHDRAWAL provision is deleted and replaced with the following:

"FREE WITHDRAWAL. During a Contract Year, You may make partial withdrawals from the contract without the Withdrawal Charge being applied. The Free Withdrawal amount is equal to:

1. 20% of Premium that remains subject to Withdrawal Charges and that has not been previously withdrawn (this can be utilized once or in lesser percentages throughout the Contract Year, not to exceed 20%); less,

2. earnings, which for purposes of this provision, shall mean any amount in the contract other than unliquidated Premium.

This Free Withdrawal is non-cumulative; that is, Free Withdrawals not taken during any given Contract Year cannot be taken as Free Withdrawals in a subsequent Contract Year."


                                        Signed for the Jackson National Life
                                        Insurance Company of New York

                                        /s/ Clark P. Manning

                                        President and Chief Executive Officer


7349NY